Exhibit 99.1

GMS CAPITAL CORP ENTERS INTO THE COSMETIC INDUSTRY FOLLOWING A TRANSACTION WITH NACARA MONTREAL INC.

Montreal, Quebec, March 20th, 2012 – GMS Capital Corp. (GMCP.OB) (the "Company") is pleased to announce that following a transaction with 8012415 Canada Inc., a wholly owned subsidiary of Nacara Montreal Inc. ("Nacara"), it has acquired the exclusive right to commercialize worldwide all current and future cosmetic products under the Nacara brand and all derivatives products, except for Finland, Sweden and Russia.

Nacara has a full line of cosmetic products aimed at women with darker skins, a market still inadequately serviced by current cosmetic companies.  Nacara’s products can already be found in Canada at drugstores including Pharmacie Jean-Coutu and Shoppers Drug Mart, and in France, at retailers such as Galeries Lafayette, Marionnaud, Nocibé and Beauty Success.

Pursuant to the licensing agreement between the Company and 8012415 Canada Inc. for the commercialization rights of the Nacara brand, the Company has committed to realize gross revenues of USD$6 million in Year 1, USD$15 million in Year 2 and USD$25 million in Year 3.

As part of the transaction, the Company has also acquired an option to purchase  10,000,000 Class D shares of 8012415 Canada Inc. representing 99.99% of all shares in circulation of the subsidiary owning all business assets of Nacara. The option exercise price for the 10,000,000 Class D shares of 8012415 Canada Inc. is 729,929 common shares of the Company. The parties have valued the 10,000,000 Class D shares at C$10,000,000, or approximately C$13.70 for each GMS Capital Corp. common share issuable upon exercise of the option.

At a Board Meeting, Mrs. Caroline Coulombe was appointed our new CEO and Board Member. Mrs. Coulombe brings to our Company over 19 years of experience in the cosmetic and beauty products industry, including the last 10 years as founder and CEO of Nacara Montreal Inc. and, prior with Nacara Cosmétiques Inc.  At the same Board Meeting, our former CEO and Board Member, Mr. George Metrakos submitted his resignation as an officer of the Company and we have accepted it.

Mrs. Coulombe indicated, “We believe Nacara’s products are on the verge of a major breakthrough and to fully seize the market opportunity, we have decided to organize ourselves accordingly and this has to begin with a much stronger presence in the US market, our largest potential market.”
Within 90 days and subject to shareholders’ approval, the Company has committed to proceed with 12 to 1 forward stock split (“Forward Split”) and change its corporate name to Nacara Corp. (“Name Change”) to reflect the Company’s new business strategy.

Upon effectiveness of the Forward Split and the Name Change and in order to provide an appropriate capital structure of the Company, 7776446 Canada Inc., our current controlling shareholder, has agreed to cause the cancellation of all 3,574,920 restricted common shares it presently holds (“Cancellation”). Hence, upon the exercise of the option to acquire all Class D shares of 8012415 Canada Inc., the effectiveness of the Cancellation and the Forward Split, Nacara will become the Company’s principal shareholder with a 28.96% equity ownership in the Company on a fully diluted basis. Subject to completion of all of the above transactions, the Company will have a total of 2,520,409 common shares (pre-Forward Split) or 30,244,908 common shares (post- Forward Split) issued and outstanding on a fully diluted basis.

As part of the transaction, Nacara has agreed to a voluntary lock-up of all restricted shares of the Company it will obtain upon the exercise of the option by the Company to purchase all assets of Nacara. This lock-up of Nacara’s restricted shares of the Company will be lifted upon the earlier of the following events; a) on the 3rd anniversary of the Agreements between Nacara and the Company ; b) if and when the Company obtains a listing on the full NASDAQ, then 100% of Nacara’s restricted shares of the Company will be released from the lock-up agreement; c) if the Company attains and maintains for 3 consecutive months a price equivalent to $3.50 per share post Forward Split, in such case, 50% of Nacara’s restricted shares of the Company will be released and, if the Company attains and maintains for 3 consecutive months a price equivalent to $5.00 per share post Forward Split, then all of Nacara’s restricted shares of the Company will be released from the lock-up agreement.

Geiser Asset Management Inc. as acted as advisor in the above transactions.

About GMS Capital Corp
GMS Capital Corp (GMS) owns the exclusive right to commercialize worldwide all current and future cosmetic products and their derivatives under the Nacara brand.  GMS has a full line of cosmetic products aimed at women with darker skins, a market still inadequately serviced by current cosmetic companies. Our cosmetic products are now offered in different countries, including Canada and France. For further information, please visit www.nacara.com.

About Geiser Asset Management Inc
Geiser Asset Management Inc (Geiser) operates in two complementary business segments: Private Equity and Asset Management. We structure and execute complex financial transactions for emerging companies and, for financial institutions wishing to be thriving participant in the US small and micro-cap arena; we offer advice and manage funds on their behalf. Geiser has offices in Montreal and Geneva. For further information, please visit www.geisercorp.com.

For further information, please contact:

Mrs. Caroline Coulombe, CEO
GMS Capital Corp/Nacara
Tel: 514.254.9195
ccoulombe@nacara.com

Mr. Stéphane Solis, President & CIO
Geiser Asset Management Inc.
Tel: 514.891.6223
ssolis@geisercorp.com

SOURCE: GMS Capital Corp.

FORWARD-LOOKING STATEMENTS Except for historical information provided herein, this press release may contain information and statements of a forward-looking nature concerning the future performance of the Company. These statements are based on suppositions and uncertainties as well as on management's best possible evaluation of future events. Such factors may include, without excluding other considerations, fluctuations in quarterly results, evolution in customer demand for the Company's products and services, the impact of price pressures exerted by competitors, and general market trends or economic changes. As a result, readers are advised that actual results may differ from expected results.